EXHIBIT 10.1

                   TERMINATION AND CONSULTING AGREEMENT


     THIS AGREEMENT, effective August 1, 2000, is made and entered into by and between VARI-L COMPANY, INC. (the "Company") and DAVID G. SHERMAN ("Employee").

     WHEREAS, the Company and Employee entered into an Employment
Agreement dated June 1, 1997, whereby Employee would serve as the Company's President and Chief Executive Officer (the "Employment
Agreement"); and

     WHEREAS, as of the effective date hereof (the "Resignation Date"), Employee has voluntarily resigned as an employee of the Company, as its President and Chief Executive Officer, as the Trustee of its Employee Profit Sharing Plan, and as a member of its Board of Directors, but has agreed to assist the Company by providing consulting services to the Company for a period of one year from the date hereof, during which time the Company will continue to pay him the salary prescribed by the Employment Agreement; and

     WHEREAS, the parties wish for this Agreement to supersede and replace all terms and conditions contained in the Employment Agreement, and to set forth the entire understanding of the parties concerning the termination of Employee's relationship with the Company, including but not limited to the terms of his employment as set forth in the Employment Agreement.

     NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

     1. CONSULTANT. The Company hereby agrees to engage Employee as a consultant to the Company for a period of one year from Employee's Resignation Date (the "Consulting Period"). Employee shall report to Joseph H. Kiser, or his designee. While Employee's title shall be "Consultant", he be treated as an "employee" of the Company for purposes of tax withholding and employee benefits during the Consulting Period. From August 1, 2000 through September 30, 2000, Employee shall devote 40 hours per week to his duties as a consultant to the Company. From October 1 through November 30, 2000, Employee shall devote no less than 20 hours per week to those duties. From December 1, 2000 through July 31, 2001, Employee shall be available on an as needed basis but in no event shall he be required by the Company to provide more than 20 hours in consulting services in any single week.

     2. PAYMENT OBLIGATION. The Company will continue to be obligated to pay Employee the compensation described in Section 3 below even if it elects not to utilize his services for some portion of the Consulting Period. Moreover, the Company's obligation to pay such compensation will continue even if information is subsequently discovered by, or brought to the attention of, the Company which suggests that Employee may be liable to the Company for damages caused by his negligent or reckless behavior. On the other hand, the Company may elect to terminate such compensation upon a finding by the Audit Committee of the Company's Board of Directors or another committee composed entirely of outside directors that Employee has embezzled or misappropriated funds of the Company, or has engaged in knowing and willful fraud in the course of performing his duties on behalf of the Company, provided, however, that, for purposes hereof, any amounts which may in the future be determined to be owed by Employee to the Company as the result of a review of the travel and expense reports previously submitted by Employee shall not be grounds for terminating the Company's obligation to compensate Employee hereunder, and provided further, that nothing herein is intended to waive or compromise the Company's right to recover such amounts, if any, from Employee.

     3.   COMPENSATION AND EMPLOYEE BENEFITS.

          (a) STOCK OPTIONS. Through the term of this Agreement, all of Employee's stock options shall continue to vest in accordance with the notices of option grant previously issued to Employee. All unvested stock options and stock appreciation rights previously granted to Employee shall fully vest in the event of a Change of Control of the Company as that term was defined in the Employment Agreement. Moreover, if and to the extent that Employee honors his non-compete and non-solicitation obligations after the Consulting Period for the full Noncompete Period (as defined below), then he shall, for purposes of the Company's Tandem Stock Option and Stock Appreciation Rights Plan (the "Plan") only, be deemed to be an unpaid consultant for such time and, as a result, his stock options shall continue to vest and remain exercisable during such time in accordance with the terms of the Plan.

          (b) SALARY. For all services rendered by Employee under this Agreement, the Company shall pay Employee the minimum salary prescribed by the Employment Agreement irrespective of any subsequent increases that may have previously been authorized by the Board of Directors or the Compensation Committee. Employee irrevocably waives any right or claim to any previous increases in base salary that may have been authorized by the Compensation Committee but have not yet been paid to him.

          (c) BONUS COMPENSATION. Employee acknowledges that all unpaid cash or stock bonuses to which he may be entitled to receive before or after his Resignation Date shall be forfeited. Nothing herein is intended to require the repayment of any amounts previously paid to Employee as salary or bonus.

          (d) VACATION. Upon execution of this Agreement, Employee shall be entitled to receive payment for eight (8) weeks of unused vacation accrued under the provisions of his Employment Agreement. Employee irrevocably waives any right or claim to payment or compensation for additional vacation time accrued but not paid or for sick leave, personal time or any other type of paid leave.

          (e) EMPLOYEE BENEFITS. During the term of this Agreement, Employee shall be entitled to receive all of the rights, benefits, and privileges of a non-officer employee under any retirement, pension, profit-sharing, insurance, health and hospital, and other employee benefit plans which may be now in effect or hereafter adopted by the Company. During the Consulting Period, Employee will be treated the same as any other employee for purposes of the Company's qualified profit sharing and 401(k) plans as well as all other qualified and unqualified employee benefit plans.

          (f) WORKING FACILITIES. While the Company may elect to provide Employee with office space, stenographic help, and such other facilities and services adequate for the performance of the duties required by this Agreement, it is under no obligation to provide such amenities.

          (g) EXPENSES. The Company will reimburse Employee for all reasonable expenses in connection with his responsibilities as a consultant to the Company upon submission of appropriate receipts or other documentation. Individual expenses greater than $100 must be pre-approved by Joseph H. Kiser or his designee.

          (h) AUTOMOBILE. Employee shall be entitled to continue to use the automobile previously provided to Employee under the Employment Agreement until the earlier of (i) beginning on November 30, 2000, such time as the Employee has failed to provide at least 80 hours of consulting services per month on behalf of the Company, or (ii) February 1, 2001. As the owner of the vehicle, the Company will continue to be responsible for maintaining insurance coverage and for the cost of regularly scheduled maintenance of, or necessary repairs to, the automobile during its use by Employee. The Company shall reimburse Employee for any expenses incurred by Employee for such maintenance or repairs. Employee shall be responsible for the cost of fuel, oil and similar routine operating expenses. Mileage will not be paid for use of the automobile for business purposes. Employee may purchase the automobile from the Company at its then fair market value at any time during the period of use prescribed by this Agreement.

          (i) PAYMENT FOR CAROLYN KISER NOTE. If Employee completes the Consulting Period and the balance of the Noncompete Period (as defined below) without violating his non-compete and non-solicitation obligations under Section 4 below, the Company shall pay him an amount equal to the current balance on Employee's promissory note to Carolyn Y. Kiser, which the parties agree to be $57,236. If Employee has not violated such obligations before March 1, 2003, the Company will pay the $57,236 to him on that date. While such payment will be made prior to the end of the Noncompete Period, Employee agrees to repay the entire $57,236 to the Company immediately upon receipt of written demand therefor if he violates the non-compete or non-solicitation obligations of Section 4 after such payment but before the termination of the Noncompete Period. Because Employee will no longer be an "employee" of the Company for purposes of tax withholding and employee benefits after the Consulting Period, no deduction will be made from such payment for state or federal income taxes, FICA or similar liabilities and Employee acknowledges and agrees that he will be solely responsible for the payment of all such taxes or liabilities thereon.

          (j) ESTATE PLANNING SERVICES. The Company shall honor its prior agreement to pay legal fees and expenses owed to Gorsuch Kirgis LLP by Employee on account of estate planning services rendered to Employee.

     4. NONCOMPETE AND NONSOLICITATION. During the one (1) year period during which salary and employee benefits are being paid to Employee by the Company and for a period of two (2) years thereafter (the "Noncompete Period"), the Employee will not, directly or indirectly, own, manage, operate, control, provide services to, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which is similar to the type of business conducted by the Company and which conducts such business or sells its products within and to the same market as the Company's market. Employee agrees not to solicit any other Company employee during the Noncompete Period to leave the employ of the Company or to provide services to another person or business in lieu of providing services to the Company, including but not limited to services to a competitor of the Company, except when such other employee's departure is determined by management of the Company to be in the Company's best interests.

          It is agreed that any breach of this section of the Agreement during the Consulting Period will cause immediate irreparable harm to the Company and that monetary damages for such breach would be difficult if not impossible to ascertain. Therefore, the parties agree that upon any breach of the covenants of this section during the Consulting Period the Company may obtain from the district court for the City and County of Denver, Colorado, or any other court of competent jurisdiction, an appropriate restraining order, preliminary injunction or other form of equitable relief with respect thereto. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach during the Consulting Period, including the recovery of damages, costs, and attorney fees.

          Notwithstanding the foregoing, in the event of a Change of Control, as defined in the Employment Agreement, not recommended by a majority of the Board of Directors of the Company as constituted prior to the date of such Change of Control, this non-compete agreement shall terminate upon the date of such Change of Control.

     5.   REPRESENTATIONS AND COVENANTS OF THE COMPANY.

          The Company hereby represents that, at its meeting on August 1, 2000, the Board of Directors of the Company unanimously resolved that it has no present intent to bring any claims or actions against Employee for any acts committed prior to Employee's Resignation Date. The parties acknowledge, however, that this declaration of the Company's present intent does not constitute, and should not be construed as, a release of Employee, his agents, successors, or assigns from any claims or rights of action which the Company may have against Employee, nor does it in any way relieve Employee of any liabilities or obligations arising under federal, state, or local law by statute, common law, public policy, or equity which he may have to the Company.

          The Company agrees that all inquiries seeking references regarding Employee's prior employment with the Company during or after the term of this Agreement will be directed to the attention of Joseph H. Kiser.

          The Company shall provide Employee with a copy, on CD-ROM or other non-paper form, of all information retrieved from the computer previously used by Employee while acting as the Company's President and Chief Executive Officer, as well as the information contained on the computer used by the Employee's assistant, Tina Brown.

          The Company will provide Employee with copies of drafts of press releases concerning Employee's resignation as the Company's President and Chief Executive Officer as well as an opportunity to comment thereon prior to publication thereof. The final wording and content of any such releases, however, shall remain within the sole discretion of the Company.

     6.   RELEASE BY EMPLOYEE.

          Except for the enforcement of the terms and covenants in this Agreement, Employee hereby releases the Company and its officers, directors, employees, agents, successors, and assigns from any and all claims and obligations arising under federal, state, or local law by statute, common law, public policy, or equity that Employee may have against the Company arising out of the employment relationship, including but not limited to any rights, privileges, benefits, compensation or claims arising from or related to the Employment Agreement. Employee specifically waives any claim for unlawful discrimination including, but not limited to claims for race, sex, age, religion, disability, or national origin discrimination. Employee further agrees to waive and release any rights he might have under the federal Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. 621 et seq.) ("ADEA") against the Company, pursuant to the terms of the attached ADEA Waiver and Release. Employee acknowledges and agrees that this release covers claims and obligations even if they are unknown at this time. Employee further agrees that this Agreement is a complete defense to any claim and obligation released and waived by this Agreement which may be subsequently asserted. This release shall survive the termination of this Agreement.

     7.   RETURN OF COMPANY PROPERTY.

          Upon execution hereof, Employee will immediately return to the Company all Company property, including any and all sales aids, customer lists, catalogues, manuals, software programs, drawings, blueprints, notes, memoranda, and any and all other documents, computer files, and electronic information which are or have been in Employee's possession or control and which contain any trade secrets or confidential information or which otherwise relate to the Company's business. Employee may, however, retain all personal property presently located on the Company's premises and may keep copies of contact lists, address books, rolodex files and other records of persons with whom he came in contact while employed by the Company.

     8.   CONFIDENTIALITY.

          Employee understands that, in the ordinary course of its business, the Company has developed various valuable trade secrets and confidential business information. Employee acknowledges that he has been exposed to such trade secrets and information and that the protection of such is of vital importance to the Company's business. All information, whether written or not, regarding the Company's business, is presumed to be confidential. Examples of confidential information would include information as to any of the Company's patented components, research and development projects and in patent process components, and personal relationships with present and potential customers, suppliers, contractors, and governmental agencies as well as technology, procedures, systems, and techniques relating to the products developed or distributed by the Company (hereinafter collectively referred to as "Confidential
Information").   Therefore, Employee agrees not to disclose or use,
whether for the benefit of Employee or any other person or entity, at any time during or after the term of this Agreement, any Confidential Information to any person or entity other than the Company or persons authorized by the Company to receive such Confidential Information. This nondisclosure and confidentiality agreement is in addition to, and is not a replacement for, all other nondisclosure and confidentiality agreements relating to the Company's business previously entered into by Employee, including but not limited to the nondisclosure and confidentiality covenants in the Employment Agreement and the various nondisclosure and confidentiality agreements which Employee entered into on behalf of the Company.

     9.   NONDISPARAGEMENT.

          During the term of this Agreement and for a period of three (3) years thereafter, the Company and the Employee both agree that neither one of them will defame, libel, contravene, contradict, or make disparaging remarks relating to the other, provided, however, that nothing herein shall preclude the Company or Employee from making any public or private disclosures of fact concerning the Company or Employee or actions taken by the Company or Employee, as the case may be, if such disclosures are required by applicable law, including but not limited to the Company's or Employee's obligations under applicable securities laws and regulations or legal process.

     10.  AGREEMENT, UNDERTAKING AND AFFIRMATION.

     Notwithstanding the general provisions herein concerning the extinguishment of prior agreements, the parties acknowledge and agree that the Agreement, Undertaking and Affirmation by and between the Company and the Employee dated June 5, 2000, shall remain in full force and effect in accordance with its terms after the execution of this Agreement.

     11.  COOPERATIVE ACCESS TO INFORMATION.

          The parties agree that, during the term of this Agreement and thereafter, they will each cooperate with the other in providing information to the other party for use in, as well as access to records necessary in the defense of, the presently ongoing SEC investigation, the Tellabs/Steinbrecher collection action, the Broussard EEOC claim, and the shareholder class actions as well as any other ongoing or future litigation.

     12.  TERMINATION PROVISIONS.

          (a) DEATH. In the event of Employee's death, the Company shall pay to any beneficiary designated by Employee or, if no such beneficiary has been designated, to his estate, any unpaid amounts for services actually provided under this Agreement, payable on the Company's regular payroll dates.

          (b) EARLY TERMINATION. Subject only to the limitations set forth in Section 2 hereof concerning Employee's previous expense reports, the Company may terminate this Agreement at any time without further obligation to Employee upon a finding by the Audit Committee of the Company Board of Directors or another committee composed entirely of outside directors that Employee committed any of the following acts in his capacity as an employee of the Company: embezzlement, theft, or knowing and willful fraud. Employee may terminate this Agreement at any time by written notice delivered not less than ten (10) days prior to the date of such termination to the Company, delivered to the attention of Joseph H. Kiser or his designee.

          (c) LIFE INSURANCE. Employee acknowledges that, upon the Resignation Date, the Company's obligation to maintain the special life insurance policies on Employee's life provided for in the Employment Agreement shall terminate although Employee shall continue to participate in the Group Life Insurance Policy afforded the Company's employees generally. The parties agree that, at any time before the next scheduled payment date for any premiums due on the special policies on Employee and in any event for the thirty (30) day period following the Resignation Date, Employee may acquire some or all of these policies from the Company by providing written notice to the Company of his wish to assume responsibility for paying all future premiums to continue such policies in effect, subject only to the limitations imposed by the policies on such transfer and the payment to the Company of the policies' cash surrender value, if any.

     13. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by Fedex or other nationally recognized overnight package delivery service or by registered or certified mail. Such notices shall be sent to Employee's residence in the case of Employee or to its principal office in the case of the Company and shall be deemed to have been received when delivery is effected or first attempted to be effected by the overnight delivery service or the U. S. Postal Service.

     14. WAIVER. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.

     15. SEVERABILITY/MODIFICATION. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect.

     16. ASSIGNMENT. Except for a transfer by will or by the laws of descent or distribution, Employee's right to receive payments or benefits under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise. In the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. Employee acknowledges that the services to be rendered under this Agreement are unique and personal. Accordingly, Employee may not assign such duties or obligations under this Agreement.

     17. SUCCESSORS. This is a binding agreement. This Agreement shall benefit and be binding upon the Company's successors and assigns, and Employee's executors, administrators, and representatives.

     18. ENTIRE AGREEMENT. Except as otherwise expressly provided in Sections 3, 8 and 10 hereof, this instrument contains the entire agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other such agreements between the parties, including but not limited to the Employment Agreement and the previous Executive Employment Agreement dated November 12, 1992, as amended March 10, 1995 and any resolutions or other actions by or on behalf of the Company's Board of Directors or Compensation Committee.
This Agreement may not be amended except by an agreement in writing signed by both parties.

     19. GOVERNING LAW AND JURISDICTION. This Agreement shall be interpreted, construed, and enforced under the laws of the State of Colorado. The courts of the State of Colorado shall have sole jurisdiction and venue over all controversies which may arise with respect to this Agreement.

     20. VOLUNTARY EXECUTION. Employee acknowledges that he has read this Agreement, understands its terms and legal consequences, has been given an opportunity to consider this Agreement and its release of all claims, and it has been entered into by him voluntarily. Employee further acknowledges that he has been advised to consult with an attorney prior to executing this Agreement and has in fact done so. Employee also declares and confirms that he has not assigned any claims against the Company to any other person and that the Company is relying upon such declaration in entering into this Agreement.

     21. TIME. In comparing any period of time prescribed or allowed by this Agreement, the day of the act or event from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Sunday or legal holiday, in which event the period runs until the end of the next day which is not a Sunday or legal holiday. For purposes of this paragraph a legal holiday shall mean any day which banks are required to be closed in the State of Colorado. For purposes of calculating the duration of the Noncompete Period, the parties agree that such period shall be extended by one day for each day that Employee competes with Company in violation of such covenant.

     IN WITNESS WHEREOF, the parties have executed this Agreement the date and year indicated below.

                              VARI-L COMPANY, INC.



                              By:/s/Joseph H. Kiser
                                 Joseph H. Kiser, Chairman of the Board
                                 and Chief Scientific Officer


                              EMPLOYEE:


                              /s/David G. Sherman
                              David G. Sherman
                                  RELEASE

     1. This Release, effective on the date signed below, is between DAVIDG. SHERMAN ("Employee"), and Vari-L Company, Inc. (the "Company").

     2. The Company and Employee agree that all terms and conditions contained in the Termination and Severance Agreement between the Company and Employee dated August 1, 2000 (the "Agreement"), are hereby incorporated by this reference into this Release. Employee hereby voluntarily waives any Claims or rights arising out of any alleged deficiencies of this Release caused by the omission of such terms, conditions or definitions in the body of this Release.

     3. The Company and Employee each agree that they have had adequate time to review and consider the terms of the Agreement and this Release, and that they fully understand the effect of such terms.

     4. In consideration of the Company's covenants to pay compensation to Employee as set forth in the Agreement, and the other consideration provided by the Agreement, Employee as a free, knowing and voluntary act releases, discharges, and promises not to sue or assert any charge or proceeding against the Company for any claims that Employee might have against the Company arising out of any matter, cause or claim, including without limitation claims arising out of Employee's employment with the Company, which have accrued prior to Employee's execution of this Release.

               NOTICE TO EMPLOYEES 40 YEARS OF AGE OR OLDER
           OF PERIOD TO CONSIDER RELEASE AND OF RIGHT TO REVOKE

     5.   Employee acknowledges that he has been given at least twenty-one
(21) calendar days to consider this Release and that EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE. Employee acknowledges that his signing of this Release is completely knowing and voluntary.

     6. Employee has the right to revoke (that is, to cancel) this Release within seven (7) calendar days of signing it by delivering a written statement of revocation within that seven (7) day period by certified mail to Joseph H. Kiser, Chairman of the Board, Vari-L Company, Inc., 4895 Peoria Street, Denver, Colorado 80239.

            THIS IS A RELEASE - READ CAREFULLY BEFORE SIGNING.
                 EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY.

THE COMPANY:                                      EMPLOYEE:

VARI-L COMPANY, INC.


By:/s/Joseph H. Kiser                             /s/David G, Sherman
     Joseph H. Kiser, Chairman of the Board       David G. Sherman

Date:  8-7-00                                     Date:  8/7/00